FOR IMMEDIATE RELEASE

CONTACT:	Brian R. Haskell
Vice President Business Development & Chief Legal Officer
401-274-5658 ext. 738
www.nestor.com
NESTOR, INC. ANNOUNCES BOARD MEMBER RESIGNATIONS
PROVIDENCE, RI--(Marketwire - December 29, 2008) - Nestor, Inc. (OTCBB: NEST), a leading provider of advanced automated traffic enforcement solutions and services announced that David N. Jordan and George Ball have resigned as members of the Company’s Board of Directors, effective December 19, 2008 and December 22, 2008 respectively.  The Company is not presently seeking replacements for Mr. Jordan or Mr. Ball.  Mr. Jordan and Mr. Ball cited personal reasons for their departures.

Clarence Davis, Chief Executive Officer, stated that “David Jordan and George Ball have provided Nestor with their expertise, perspective and diligence for a number of years.  Although Messrs. Jordan and Ball will no longer serve as Board members, we will always consider them a part of the Nestor family and the Company is much better off because of them.  These gentlemen’s keen intellect and practical sense of business have been instrumental in turning Nestor around; they leave knowing that the Company will continue to succeed in large measure because of their contributions.”

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments.  Our CrossingGuard® red light enforcement system uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light violations.  In addition, CrossingGuard® offers customers a unique Collision Avoidance™ safety feature that can help prevent intersection collisions.  We also offer a video-based ViDAR™ speed detection and imaging system which uses non-detectable, passive video detection and enforces multiple, simultaneous violations bi-directionally.  Nestor Traffic Systems is a distributor for the Vitronic PoliScanSpeed™ scanning LiDAR, capable of tracking multiple vehicles in multiple lanes simultaneously.  CrossingGuard®  and ViDAR™ are registered trademarks of Nestor Traffic Systems, Inc.  PoliScanSpeed™ is a trademark of Vitronic.  For more information, call (401) 274-5658 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, further approvals of contracted approaches, legal and legislative challenges to automated traffic enforcement, patent protection of our technology, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC. Investors are advised to read our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

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